UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cedar Fair, L.P.

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On December 22, 2010, Cedar Fair made available the following presentation materials to be used by Cedar Fair at a meeting with Institutional Shareholder Services:

Presentation to ISS December 22, 2010

Forward-Looking Statements
Some slides and comments included here, particularly related to estimates, comments on expectations about future performance or business conditions, may contain forward looking statements. These statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.
Important factors, including those listed under Item 1A in the Partnership’s
Form 10-K, could adversely affect our future financial performance and cause actual results to differ materially from our expectations.

Additional Information About The Special Meeting Request
This may be deemed to be solicitation material in respect of the Company's Special Meeting of
Unitholders scheduled for January 11, 2011. On December 10, 2010, in connection with the
Special Meeting, the Company filed a definitive proxy statement and a form of proxy with the SEC and the definitive proxy statement and a form of proxy has been mailed on or about December
13, 2010 to the Company’s unitholders of record as of December 9, 2010.  In addition, the
Company will file with, or furnish, to the SEC all additional relevant materials.  BEFORE MAKING
ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE
URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE
SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY
WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL
MEETING.
Investors and
security holders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website,
www.sec.gov.  The
Company’s Unitholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor
Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-
2233, or from the Company’s website, www.cedarfair.com or by contacting Morrow & Co., LLC, at
(203) 658-9400 or toll free at (800) 206-5879
The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the Special Meeting of Unitholders. Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

Agenda
I. Overview of Company and Corporate Growth Goals
II. Summary of Our Brief History with Q Investments
III. Review of Q Investments’ Proposals
IV. Appendix A: Details on Long-term Strategy
V. Appendix B:  EBITDA Reconciliation

5 Section I Company Overview

FUN: Attractive Value Proposition for
Long-Term Investors
Recognized innovative leader
in regional amusement parks, water parks,
resorts and active entertainment
Attractive park locations and diverse geographical footprint
High-margin, seasonal industry niche
Significant barriers to entry
Strong and distinctive brands
known for high-quality, pristine parks with
cutting-edge attractions
Consistently voted “Best in Class”
Proven and stable business
model that consistently generates a healthy
revenue stream and strong cash flows
A “Total Return” investment, not simply a “Yield MLP”
Business strategy designed to increase revenues, adjusted EBITDA and cash flows to fund future growth, while increasing distributions and further reducing debt
Goal of $1.25 to $1.75 per limited partner unit by 2015
Experienced and proven management team
focused on sustainable long-
term value creation for unitholders

Growth Strategy in Place…
Steadily grow attendance and revenues
through continued investment in trend-
setting new rides and attractions along
with new targeted marketing programs
Maintain strict controls over operating
costs while maintaining “best-in-class”
visitor experience
Further reduce debt through the prudent
use of excess cash flows
Reduces risk to Cedar Fair – heavily
levered capital structure increases
sensitivity to macroeconomic downturns,
bad weather and travel trends
Provides balance sheet flexibility to take
advantage of growth opportunities in the
future

… and Delivering Desired Results in 2010
Revenues expected between $965
million and $980 million
Projected Adjusted EBITDA
between $345 million and $355
million
2010 Projected Cash Flow
(in millions)
Adjusted EBITDA $345 - $355
Cash Interest Costs ~$130
Cash Taxes ~$19
Capital Expenditures ~$85
Cash Distributions ~$14
2010 Projected Cash Flow $97 - $107

Company on Strong Growth Trajectory
– with Measurable Metrics in Place
Grow revenues by 10% to 14% by 2015
(~2.3% CAGR)
Grow adjusted EBITDA by 10% to 14%
by 2015 (~2.3% CAGR)
Achieve free cash flows of $120 million to
$140 million on an annual basis during
2012 to 2015
Reduce Consolidated Leverage Ratio to
4.0x by 2013
Provide for a sustainable and growing
distribution to unitholders
Goal of $1.25 to $1.75 per limited partner
unit by 2015; however, should cash flows
exceed our expectations this distribution
could be higher
Represents a 10% to 14% annual yield
based on today’s market price
Our proven and stable business model should allow us to:

10 Section II Brief History with Q Investments

Brief History with Q Investments
Q Investments has held FUN units for just one year
Since that time…
Its principal – Geoffrey Raynor – was offered a seat on the Board
(he
declined)
It has stated in an SEC filing its interest in merging the company with Six Flags, a company that just emerged from bankruptcy
It has flown the company’s former COO – who resigned from FUN – to its headquarters but has refused to meet with management
It has actively participated in the selection of two new Board members
It has threatened to “campaign vigorously” for the removal of the yet-to be named new
CEO
It has already sued FUN three times
It has also seen the value of its units appreciate more than 20%

Brief History with Q Investments
Q Investments’ actions over the past 11 months suggest that the short-term
interests of their hedge fund investors are not aligned with the best interests of all Cedar Fair unitholders
The short-term focus of Q Investments is evident by the fact that, according to its 13F filing as of September 30, 2010,
only one stock out of more than
30 in its portfolio had been held for more than two years
We believe Q Investments’ true intentions are to
get in, make a quick profit
and get out
– with no regard for what’s best for long-term investors

13 Section III Review of Q Investments’ Proposals

Summary – Overview
Special Meeting of Unitholders: January 11, 2011
Proposal 1: to consider and vote upon a proposal from Q Investments to amend the
Partnership Agreement to require the implementation of a policy providing that the
Chairman of the Board of Directors of the General Partner be an independent director who has not previously served as an officer of the General Partner or its affiliates
Proposal 2: to consider and vote upon a proposal from Q Investments to amend the
Partnership Agreement to require the General Partner to make dividend distribution a higher priority than debt repayment and to take every action possible, including seeking necessary amendments to loan agreements, indentures and other documentation, to implement such distribution with the goal of returning to close to historical distribution levels based upon earnings
Cedar Fair is asking unitholders to vote AGAINST both proposals

Summary – Implications
Proposal 1: Weakens Cedar Fair by requiring changes to the Company’s by-
laws that puts unnecessary restrictions on the pool of qualified succession candidates going forward
Proposal 2: Favors Q Investments’ short-term hedge funds investors over the
Company’s long-term investors by preventing the Board from making prudent decisions with the Company’s capital

16 Proposal 1: Succession Planning

Proposal Would Restrict FUN’s Growth Potential by Unnecessarily
Shrinking Pool of Qualified Candidates
Implementing such a policy that so restricts who could be considered as a possible CEO successor will not result in strengthening the Company’s corporate governance or in creating – or enhancing – long-term value for unitholders
As part of ongoing succession planning and corporate governance duties, the Board is open to considering and evaluating the concept of separating the roles of Chairman and
Chief Executive Officer
However, the proposal as structured would be highly disruptive to the
Company’s ongoing succession-planning process that is well under way with
Korn/Ferry International, a leading executive search firm
Such a policy would limit the Board’s ability to determine the most capable candidate, including members of management, based on experience, abilities and business climate at any given time
Attracting, retaining and grooming a deep and talented management team to run the diverse business portfolio has been – and will continue to be – a strategic imperative for the Company
Proposal 1: Succession Planning

While there is no set policy regarding Executive Chairman, the Board believes the most effective leadership model for the Company at this time is for Dick Kinzel to continue as
Chairman and CEO through his contract term ending January 2, 2012
The Board regularly monitors its governance practices
Proactively and voluntarily changed the Partnership Agreement in 2004 to enable unitholders to elect the Board of the General Partnership
Recent appointment of two independent directors, both designated by Q Investments, further demonstrates the Company’s commitment to maintaining appropriate unitholder representation, open communications and effective corporate governance
Active lead independent director in place along with annual board governance and individual director performance reviews
FUN Has a Strong Track Record of
Sound Corporate Governance Practices

Lead independent director – Michael Kwiatkowski
Seven of nine Board members meet NYSE independence requirements
All members of Audit, Governance and Compensation committees are independent
Two directors designated by Q Investments recently joined the Board:
Eric Affeldt (Member of Audit and Compensation committees)
John Scott (Member of Audit and Succession Planning committees)
Both oppose Q Investments’ proposals
Retained Korn/Ferry International to work with the special committee of independent directors of the Board to identify qualified candidate to succeed Dick Kinzel as CEO
Company expects process to be completed by the end of the second quarter of 2011
Current Board and Committee Structure
Ensures Independence

20 Proposal 2: Use of Cash

Proposal 2: Use of Cash
In the first half of 2010, the Board carefully evaluated a wide range of financing options and use-of-cash scenarios – including input from Q Investments and other unitholders – with its independent advisors
In July, debt refinancing was determined to be in the best long-term interest of the Company and its unitholders as it would allow for significantly enhanced financial flexibility and greater stability, among other things
Company negotiated reinstatement of distributions into refinancing terms, beginning in 2010
Refinancing allowed the Company to resume its distributions to unitholders, which marked the 24 consecutive year of paying a unitholder distribution
Prior to 2009, the Board had increased the distribution to unitholders in 22 of
23 consecutive years
Q Investments’ request to mandate change in the Company’s proven fiscal policy is an apparent effort to create more short-term cash flow at the expense of long-
term value creation and sustainable growth, which we believe is not in the best interests of all unitholders
Q Investments’ proposal needlessly jeopardizes FUN’s financial flexibility by putting short-term gains ahead of the long-term health and total returns of the Company th

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Cedar Fair Entertainment Company.

Commitment to Distributions Is Critical
Piece of MLP Structure
$0.22
$0.54
$0.57
$0.65
$0.74
$0.83
$0.94
$1.03
$1.13
$1.18
$1.26
$1.29
$1.39
$1.50
$1.58
$1.65
$1.74
$1.79
$1.83
$1.87
$1.90
$1.92
$1.23
$0.25
$0.00
$0.50
$1.00
$1.50
$2.00
$2.50
More than $1.4 billion paid in distributions since 1987
Dollars per unit
FUN has demonstrated its commitment to distributions to unitholders over its history and has reconfirmed its commitment to growing distributions moving forward

FUN Maintains an Unwavering Focus on Sustainable,
Long-Term Value Creation for All Unitholders
The Company’s long-term growth strategy is designed to provide unitholders with a strong and sustainable distribution and comprises:
steady reinvestment in the parks and targeted marketing programs to generate continued organic growth
strict controls over operating costs while maintaining “best-in-class” visitor experience
prudent fiscal management that responsibly maintains an appropriate balance between distributions and a balance sheet, as well as an investment policy, that provides maximum long-term returns
FUN has announced plans for increasing the distribution over the next five years and returning it to its historical rates in conjunction with a measured reduction in debt levels
Management believes a policy limiting financial flexibility puts an unhealthy, short-term focus on use of cash with no regard for risk, changing business conditions and circumstances

Debt Refinancing Critical Component of
Prudent Fiscal Policy
Cedar Fair is targeting a long-term capital structure that provides a low cost of capital, cushion against downside scenarios and ample liquidity to finance future growth and distributions
Stronger credit ratings will provide lower cost of capital and enhance financial flexibility
The absence of tax shield on debt reinforces the fortress balance sheet argument
Challenging access to capital during downturns:
Equity
issuance:
As a MLP, ability to raise equity is limited – cannot raise enough equity to make a material impact on debt or leverage
Asset
sales:
In a downturn, selling theme park assets is challenging due to lack of strategic buyers and depressed valuations – even if possible, an asset sale would have an immaterial deleveraging impact
Therefore, creating balance sheet strength is a critical component of a prudent financial policy
Cedar Fair’s current dividend yield of 1.7% is in line with S&P 500 firms
The Company plans to steadily increase its distributions towards the MLP average distributions (~6% yield) and its own historical distribution levels going forward

Unit price performance one year prior to distribution suspension
Source: FactSet; market  data as of 12/10/10
Since Our Focus Turned to Debt Reduction and Capital
Structure, the Units have Recovered and Outperformed
25%
50%
75%
100%
125%
150%
Nov-08 Feb-09 May-09 Aug-09 Nov-09
FUN S&P500
14%
(50%)
75%
100%
125%
150%
175%
200%
225%
Nov-09 Feb-10 May-10 Aug-10 Nov-10
FUN S&P500
19%
112%
Unit price performance since distribution suspension

Analysts Support Debt Refinancing
Four out of five equity research analysts recommend FUN with a “buy” rating
“We
believe debt retirement is a more compelling use of
cash flow in the near term and consider that to be the
biggest key to improving unit holder value.”
- Hilliard Lyons, June 2010
“Overall,
the first half could not have gone better for FUN,
as the company improved its park-level results,
increased margins, and renegotiated its debt with
expanded operating flexibility and extended maturities.”
- Longbow, August 2010
“[Debt refinancing] will produce greater financial
flexibility and capital structure certainty allowing for (1)
future distribution reinstatement mid-late 2011, (2) debt
reduction, and (3) growth of business.”
- Wells Fargo, August 2010
“Further, while the less aggressive debt pay down is
slightly disappointing, we recognize that there is a
balance that must be struck between debt pay down and
the payment of a distribution, and we believe the
resumption and projected increase of the distribution will
be viewed favorably by the market.”
- KeyBanc, October 2010
“We
believe Cedar Fair has addressed one of its primary
risks with the July 2010 refinancing thereby extending
maturities… which removed an overhang on the stock as
investors were nervous about impending debt
maturities.”
- Merriman, November 2010
“We
believe fears surrounding maturities and covenants
on debt were the biggest overhang on FUN shares, and
with these fears alleviated, we expect to see appreciation
from here.”
- Longbow, July 2010

Achieving Long-term Growth
The Company’s long-term goals are obtainable because the
Company refinanced its debt in July 2010 to provide the financial flexibility – and balance sheet strength – necessary to take full advantage of its long-term growth potential

28 Cedar Fair’s Board Unanimously Recommend Unitholders Vote AGAINST the Proposals Submitted by Q Investments

29 Section IV Appendix A: Details on Long- term Strategy

Achieving Long-term Growth
Create Value
Trademark new rides and attractions
Unique experience customer cannot
recreate at home
Increased focus on special events
Create Urgency
“Limited Time” offers
Text message offers when inside park
Goal:  Grow revenues by 10% to 14% by 2015 (~2.3% CAGR)
Create Buzz
Media placement
Online social networks (Facebook,
Twitter)
Digital marketing (blogs, text messaging)
Extend Customers’ Stay
Market competitive renovations to
existing hotels
Consideration of accommodations /
resort development at other parks where
appropriate

COURTESY
SAFETY
Integrity
SERVICE
CLEANLINESS

Cedar Fair Entertainment Company.

Achieving Long-term Growth
Revenue Growth
Expanding market share and
visitor spend
Strict cost controls
Proven history of controlling
operating costs
Low corporate overhead
Remain focused on our four
cornerstones:  Safety,
Cleanliness, Courtesy and
Service – wrapped in Integrity
Maintain operating margins
between 34% and 36%
Goal:  Grow adjusted EBITDA by 10% to 14% by 2015 (~2.3% CAGR)

Achieving Long-term Growth
Adjusted EBITDA
CAGR of ~2.3% to 2015 required to meet cash flow goals
Cash FOR:
Cash Interest Expense
2011 ~$160 million (due to “old” swaps which mature in 2011 and 2012)
2012 and beyond $110 million to $120 million
Capital Expenditures
2011 expected to be approximately $75 million to $80 million
Future average annual spend approximately $80 million to $90 million
Cash Taxes
Approximately $15 million to $20 million on an annual basis starting with 2011
Goal:  Achieve free cash flows of $120 million to $140 million on an annual basis during 2012 to 2015

Achieving Long-term Growth
We have stabilized our capital structure:
Long-term debt includes:
$1.175 billion senior secured term loan (matures Dec. 2016)
$405 million senior unsecured notes (mature Dec. 2018)
$260 million available through a senior secured revolving credit facility
(matures July 2015)
Reduce Leverage Ratios
Reduce through growth in adjusted EBITDA and reduction of debt through the use of excess cash flow
Senior secured leverage ratio to be reduced to sub-3.0x in 2013 (currently at 3.4x)
Consolidated Leverage Ratio to be reduced to 4.0x in 2013 (currently at 4.5x)
Interest Rates
Guideline: ~60/40 fixed/variable
Current swaps expire in Oct. 2011 ($1.0 billion) and Feb. 2012 ($268 million)
Recently entered into $600 million of forward starting swaps
Begin October 2011, mature in December 2015
LIBOR at an average rate of 2.6%
Goal:  Reduce Consolidated Leverage Ratio to 4.0x by 2013

◆
- →
- →
- →

◆
-
-

Cedar fair Entertainment Company.

Achieving Long-term Growth
Excess Cash Flow distribution capacity per Credit Agreement
50% available  senior secured leverage ratio is >3.25x
75% available senior secured leverage ratio is 2.75x to 3.25x
100% available senior secured leverage ratio is <2.75x
Cedar Fair remains committed to issuing a distribution on a quarterly basis
Provide for a sustainable and growing distribution to unitholders beginning today
Represents a 10%-14% annual yield beginning 2015 based on current unit price
Stabilizing the capital structure has put us in a position to reward unitholders as we execute our plan:

Achieving Long-term Growth
Declared 2010 distribution of $0.25 per unit
Payable on December 15, 2010 to unitholders of record on December 3, 2010
24    consecutive year Cedar Fair has paid a distribution
2011 Distribution
$20 million available for distributions under current senior secured credit agreement
Board has announced it intends to pay full amount, or approximately $0.35 per unit
Quarterly distributions would start at $0.08 per unit in March of 2011
Additional $20 million available for distributions if senior secured leverage ratio falls below
3.0x
2012 Distribution and Beyond
Plan to steadily increase distribution on an annual basis
Goal:  $1.25 - $1.75 annual distribution per LP unit by 2015; however, should cash flows exceed our expectations this distribution could be higher th

36 Section V Appendix B: EBITDA Reconciliation

EBITDA Reconciliation
EBITDA Adjustments
($ in thousands) LTM 9/26/2010
Net income $5,308
Interest expense 137,598
Interest (income) (1,076)
Provision for taxes 4,093
Depreciation and amortization 130,675
EBITDA $276,688
Loss on early debt extinguishment 35,289
Net effect of swaps 19,001
Unrealized foreign exchange (gain) on Note (4,789)
Equity-based compensation (687)
Loss on impairment of goodwill and other
Intangibles 5,890
Loss on impairment/retirement of fixed
assets, net 345
Terminated merger costs 16,153
Class action settlement costs 276
Adj. EBITDA $348,166